NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
October 28, 2016	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2016
THIRD QUARTER RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter financial results for 2016, reporting net income of $36.6 million for the quarter. The Bank expects to file its quarterly report with the Securities and Exchange Commission on Form 10-Q for the quarter ending September 30, 2016, next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 3.80 percent, the approximate daily average three-month LIBOR yield for the third quarter of 2016 plus 300 basis points. The dividend, based on average stock outstanding for the third quarter of 2016, will be paid on November 2, 2016.

"Earnings were solid and consistent again in the third quarter, and the balance sheet of the Bank remains strong, allowing the continued payment of an attractive dividend of three-month LIBOR plus 300 basis points, per our stated 2016 objective," said President and Chief Executive Officer Edward A. Hjerpe III. "In addition, we are pleased to note that as of mid-October, the Bank has disbursed more than $40 million in Jobs for New England advances this year, including more than $3 million in subsidies, to members that have used the funds to help their customers create or preserve more than 1,600 jobs throughout the six New England states."

Third Quarter 2016 Operating Highlights

Net income for the quarter ending September 30, 2016, was $36.6 million, compared with net income of $30.5 million for the same period in 2015. The increase was primarily attributable to an additional $8.6 million of net interest income partially offset by $2.3 million interest subsidies for Jobs for New England and Helping to House New England programs. These results led to a $4.1 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income for the three months ended September 30, 2016, was $64.8 million compared with $56.2 million for the same period in 2015. The $8.6 million increase was primarily attributable to a $3.2 billion increase in average earning assets from $54.6 billion for the three months ended September 30, 2015, to $57.8 billion for the three months ended September 30, 2016. The growth in average earning assets was driven by a $4.3 billion increase in average advances balances that was partially offset by a $1.1 billion decrease in average investments balances. Offsetting the benefit from the increase in average earning assets was a $1.5 million decrease in net prepayment fees from advances and investments from $1.5 million in the three months ended September 30, 2015, to $50,000 in the three months ended September 30, 2016.

Net interest spread was 0.39 percent for the three months ended September 30, 2016, a three basis point increase from the same period in 2015, as a 16 basis point increase in the average yield on earning assets was partially offset by a 13 basis point increase in the average yield on interest-bearing liabilities. Net interest margin was 0.45 percent, a four basis point increase from 2015. The expansion of net interest spread and net interest margin was primarily attributable to the increase of higher-yielding long term assets such as long-term advances and mortgage-backed securities.

September 30, 2016 Balance-Sheet Highlights

Total assets increased $2.4 billion, or 4.2 percent, to $60.5 billion at September 30, 2016, up from $58.1 billion at year-end 2015. During the nine months ended September 30, 2016, advances increased $1.1 billion, or 3.1 percent, to $37.2 billion, compared with $36.1 billion at year-end 2015. The increase from year-end 2015 was concentrated primarily in variable-rate advances.

Total investments were $19.3 billion at September 30, 2016, an increase of $1.2 billion, or 6.9 percent, compared with $18.0 billion at December 31, 2015. The increase was concentrated in short-term money market investments, which grew by $429.1 million, U.S. Treasury obligations, which increased $399.1 million, and mortgage-backed securities, which grew by $360.1 million during the nine months ended September 30, 2016.

Mandatorily redeemable capital stock declined $8.2 million to $33.8 million as of September 30, 2016, from $42.0 million at year-end 2015. GAAP capital at September 30, 2016, was $3.2 billion, an increase of $129.8 million from $3.0 billion at year-end 2015. Capital stock decreased by $3.4 million, resulting from capital stock repurchases of $317.6 million offset by capital stock issuances of $314.3 million to support increased advances borrowings by certain members. Total retained earnings increased by $51.3 million, or 4.5 percent, to $1.2 billion from December 31, 2015. Restricted retained earnings totaled $217.3 million at September 30, 2016. Accumulated other comprehensive loss totaled $360.6 million at September 30, 2016, an improvement of $82.0 million, or 18.5 percent, from December 31, 2015.

The Bank was in compliance with all regulatory capital ratios at September 30, 2016, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at June 30, 2016.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	9/30/2016	6/30/2016	12/31/2015
ASSETS
Advances	$37,195,148	$38,241,920	$36,076,167
Investments (2)	19,264,484	19,676,487	18,019,181
Mortgage loans held for portfolio, net	3,714,283	3,628,464	3,581,788
Other assets	369,386	613,283	425,533
Total assets	$60,543,301	$62,160,154	$58,102,669

LIABILITIES
Consolidated obligations, net	$56,071,272	$57,623,734	$53,906,374
Deposits	610,783	634,995	482,602
Mandatorily redeemable capital stock	33,812	35,076	41,989
Other liabilities	674,675	705,836	648,791

CAPITAL
Class B capital stock	2,333,262	2,353,698	2,336,662
Retained earnings - unrestricted	962,798	955,126	934,214
Retained earnings - restricted (3)	217,343	210,031	194,634
Total retained earnings	1,180,141	1,165,157	1,128,848
Accumulated other comprehensive loss	(360,644)	(358,342)	(442,597)
Total capital	3,152,759	3,160,513	3,022,913
Total liabilities and capital	$60,543,301	$62,160,154	$58,102,669

Total regulatory capital-to-assets ratio	5.9%	5.7%	6.0%
Ratio of market value of equity (MVE) to par value of capital stock (4)	146%	141%	143%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2016	6/30/2016	9/30/2015	9/30/2016	9/30/2015

Total interest income	$174,879	$167,404	$143,727	$512,439	$427,801
Total interest expense	110,100	112,825	87,571	336,977	260,995
Net interest income	64,779	54,579	56,156	175,462	166,806
Net interest income after provision for credit losses	64,873	54,690	56,315	175,656	167,248
Net other-than-temporary impairment losses on investment securities recognized in income	(371)	(1,003)	(1,053)	(2,721)	(2,828)
Litigation settlements	—	19,584	—	19,584	134,713
Other loss	(3,072)	(1,787)	(4,738)	(7,849)	(6,924)
Operating expense	16,188	15,918	14,392	47,685	47,846
Other expense	4,585	2,770	2,239	10,710	6,819
AHP assessment	4,099	5,312	3,437	12,731	23,882
Net income	$36,558	$47,484	$30,456	$113,544	$213,662

Performance Ratios: (5)
Return on average assets	0.25%	0.32%	0.22%	0.26%	0.52%
Return on average equity (6)	4.55%	6.09%	3.80%	4.84%	9.35%
Net interest spread	0.39%	0.33%	0.36%	0.35%	0.37%
Net interest margin	0.45%	0.37%	0.41%	0.40%	0.41%

(1)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016 (the 2015 Annual Report).

(2)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(3)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent of quarterly net income. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2015 Annual Report.

(4)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2015 Annual Report.

(5)	Yields for quarterly periods are annualized.

(6)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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